Exhibit (a)(1)

CERTIFICATE OF LIMITED PARTNERSHIP

OF

NB CROSSROADS PRIVATE MARKETS FUND VII ADVISORY LP

This Certificate of Limited Partnership of NB Crossroads Private Markets Fund VII Advisory LP (the “Partnership”) is being filed by the undersigned with the Secretary of State of the State of Delaware to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del C. §17-101, et seq.).

1.	Name. The name of the limited partnership formed hereby is NB Crossroads Private Markets Fund VII Advisory LP.

2.	Registered Office. The address of the registered office of the Partnership in the State of Delaware is 300 Creek View Road, Suite 209, Newark, DE 19711.

3.
Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are Universal Registered Agents, Inc., 300 Creek View Road, Suite 209, Newark, DE 19711.

4.	General Partner. The name and mailing address of the general partner of the Partnership are NB Crossroads PMF VII GP LLC, 325 N. Saint Paul Street, Suite 4900, Dallas, TX 75201.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership, effective as of October 4, 2021.

NB CROSSROADS PMF VII GP LLC, the General Partner

By:	/s/ Kimberly Marlar
Kimberly Marlar, Authorized Signatory